Digital Media Group, Ltd.
101 Marietta Street, Suite 2600. . .Centennial Tower. . .Atlanta, Georgia 30303
Phone: (404) 230-5705. . .Fax: (404) 230-5710

July 10, 2008

Burton Goldstein & Co., LLC
156 West 56th Street
Suite 1803
New York, NY 10019

Dear Mr. Burton Goldstein:

This letter constitutes an agreement entered into as of this 10th day of July, 2008 between Winsonic Digital Media Group, Ltd., (“WinSonic”) and Burton Goldstein & Co., LLC (“Goldstein”) regarding consulting services to be provided to WinSonic.

1. SCOPE OF WORK

Goldstein will provide the following service effective July 10, 2008 through July 9, 2009:

•	Assist WinSonic in formulating strategic and financial plans designed to create long-term shareholder value and liquefying such value when appropriate;
•	Assist WinSonic with promoting intellectual properties; and
•	Assist WinSonic in the business development and sales plans which will provide the capital resources necessary to accomplish the operating and strategic plans

2. COMPENSATION

Cash Payment. Goldstein will provide the above services for a monthly retainer of $10,000.00 due and payable by the 10h of each month for the upcoming month. Travel and/or related business expenses incurred on behalf of WinSonic to be reimbursed upon invoice submission (with attached receipts). Any single expense in excess of $200 will be approved by WinSonic in advance.

Equity Compensation. Goldstein will provide the above services in exchange for 300,000 shares of WinSonic’s restricted common stock to be earned and issued in four (4) quarter-end amounts of 50,000 each (i.e., September 30, 2008; December 31, 2008; March 31, 2009; June 30, 2009).

3. CONFIDENTIALITY

Goldstein shall treat as confidential all data, records and accounts, information, operations, policies, procedures and all other information relating to the business of WinSonic, which becomes known to it through its activities hereunder (“Confidential Information”), and which is not otherwise in the public domain or rightfully obtained from another source. Goldstein does not acquire any rights in the Confidential Information, and agrees to take diligent measures to prevent the disclosure of such Confidential Information.

During the term and after termination of its services to WinSonic, Goldstein shall not use or disclose any such Confidential Information, except in accordance with the terms of this Agreement, or as required by law, regulation or court order. All records, reports, and other documents prepared by Goldstein shall be the property of Winsonic, and Goldstein shall deliver any such documents immediately to WinSonic upon request.

4. INDEPENDENT CONTRACTOR

Goldstein shall be deemed to be an independent contractor and, as such, shall not be entitled to any benefits applicable to employees of WinSonic. Upon execution of this agreement, the W-9 form must be completed and provided to WinSonic with the firm’s Tax EIN. This agreement can be terminated for cause by either party, if not cured, within thirty (30) days written notice and payment of fees terminates at such written notification.

Goldstein and WinSonic indicate their acceptance of this Agreement by having their respective duly authorized representative sign in the spaces provided below.

Sincerely, WinSonic Digital Media Group, Ltd.

By:		Date:
Winston D. Johnson Title: Chairman & CEO

AGREED TO: Burton Goldstein & Co., LLC

By:		Date:
Burton Goldstein Title: __________________________
TAX EIN# ______________________